Pricing Term Sheet dated as of August 5, 2009

Filed pursuant to Rule 433

Registration File No. 333-144571

Supplementing the Preliminary

Prospectus dated August 4, 2009

DynCorp International Inc.

Secondary Offering of

10,000,000 Shares of Class A Common Stock

The information in this pricing term sheet relates only to the offering of Class A Common Stock and should be read together with the preliminary prospectus dated August 4, 2009, including the documents incorporated by reference therein.  The information in this communication supersedes the information in the preliminary prospectus to the extent it is inconsistent with the information in such preliminary prospectus.

Public Offering Price:  $18.50 per share

Number of Shares:  10,000,000 shares (or a total of 11,500,000 shares if the underwriters exercise their option to purchase up to 1,500,000 additional shares of the Class A Common Stock).

Settlement Date:  August 11, 2009

Joint Book-Running Managers:  Goldman, Sachs & Co. and Credit Suisse

Update:  LOGCAP IV has a $5 billion ceiling per year over 10 years.  Contrary to footnote (5) on page 4 of the preliminary prospectus, no reliable estimate can be given for revenue over the life of the contract at this time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by sending a request to Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (phone 866.471.2526, fax 212.902.9316 or email at prospectus ny@ny.email.gs.com), or by sending a request to Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010 (phone 212.325.2580 and fax 212.325.8057).